NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. ANNOUNCES RYMAN'S TERMINATION OF
AGREEMENT TO PURCHASE BLOCK 21

AUSTIN, TX, May 22, 2020 - Stratus Properties Inc. (NASDAQ: STRS) announced today that Ryman Hospitality Properties, Inc. (“Ryman”) terminated its agreement with Stratus to purchase Block 21, Stratus’ wholly owned mixed-use real estate development and entertainment business in downtown Austin, Texas. As a result of the termination of the transaction, Ryman has forfeited to Stratus Ryman’s $15 million of earnest money deposited in escrow in connection with the execution of the purchase agreement in December 2019.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, said, “We are disappointed that the sale of Block 21 to Ryman will not be completed; however, we understand Ryman’s termination given the intervening COVID-19 pandemic. Ryman’s experience and depth in both the hospitality and music industries would have been a meaningful addition to the Austin community. We have tremendous respect for Ryman’s entire team and operations, and wish them well. We believe Block 21 is a great asset and we remain focused on its continued success in Austin.”

About Stratus Properties Inc.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial and multi-family and single-family residential real estate properties, and the operation of hotel and entertainment businesses located in the Austin, Texas area and other select, fast-growing markets in Texas.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical facts, such as, the potential continuing impacts of the COVID-19 pandemic. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions are intended to identify those assertions as forward-looking statements.
Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, evolving risks relative to the spread of COVID-19 or fear of the further spread of COVID-19, the duration and scope of the COVID-19 pandemic and impact thereof including the pace of recovery, and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2019 as supplemented by Stratus’ Current Report on Form 8-K filed May 11, 2020, each filed with the U.S. Securities and Exchange Commission.
Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the forward-looking statements are made, some of which Stratus may not be able to control. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements more frequently than quarterly notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements.

A copy of this release is available on Stratus' website, stratusproperties.com.
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